BDO Dunwoody LLP
Chartered Accountants




November 13, 2003




Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Gentlemen:

We have been furnished with a copy of the response to Item 4 of Form 8-K for the event that occurred on November 10, 2003, to be filed by our former client, Otish Mountain Diamond Company (formerly First Cypress, Inc.). We agree with the statements made in response to that Item insofar as they relate to our Firm.


Yours very truly,

          /s/  BDO Dunwoody, LLP
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                BDO Dunwoody, LLP